UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

A. O. Smith Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
This supplement (“Supplement”) relates to the Notice of Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) that A. O. Smith Corporation (“we,” "us" or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, and furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 8, 2025, or at any adjournment thereof.
The purpose of this Supplement is to provide updated information relating to Adrian I. Peace, who was one of the nominees for election by holders of Common Stock as a director at the Annual Meeting that the Proxy Statement identified. Mr. Peace has withdrawn as a nominee, and the Board of Directors has chosen not to replace him with another nominee. Except as supplemented by the information contained in this Supplement, this Supplement does not revise or update any of the information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Withdrawal of Director Nominee and Related Matters

On March 7, 2025, Adrian I. Peace withdrew as a nominee for election by holders of Common Stock as a director at the Annual Meeting, and the Board of Directors has chosen not to replace him with another nominee. Accordingly, Mr. Peace will not stand for election as a director at the Annual Meeting.

Following Mr. Peace’s withdrawal as a Common Stock director nominee, the Board acted to reduce the size of the Board to nine members effective at the Annual Meeting. Owners of Common Stock are entitled to elect three directors at the Annual Meeting, and owners of Class A Common Stock are entitled to elect six directors. The other director nominees to be elected by holders of Common Stock as well as the Class A Common Stock director nominees named in the 2025 Proxy Statement will continue to stand for re-election as directors at the Annual Meeting. Although Mr. Peace has withdrawn as a Common Stock director nominee, the proxy card that we made available with the 2025 Proxy Statement remains valid. However, we will disregard any instructions from stockholders to vote for the election of Mr. Peace to the Board.
The Company had intended that, if elected as a director, Mr. Peace would serve as a member of the Audit Committee of the Board after the Annual Meeting. The Company now intends that Christopher L. Mapes, a current director and a current member of the Audit Committee, will continue to serve on the Audit Committee assuming that he is re-elected as a director at the Annual Meeting rather than serving as a member of the Personnel & Compensation Committee and the Nominating & Governance Committee as the Company had intended.

Additional Information Regarding Voting
We will not prepare a new proxy card or voting instruction form to omit Mr. Peace. If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies received with instructions to vote for the election of Mr. Peace to the Board will not be voted with respect to his election but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit instructions, disregarding Mr. Peace’s name as a nominee for election to the Board. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

2025 Proxy Supplement    1